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
FORM 3                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                                 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

---------------------------------------- ----------------------- -----------------------------------------------------------------
   1. Name and Address of Reporting      2.  Date of Event       4.       Issuer Name and Ticker or Trading Symbol
                Person*                       Requiring
                                             Statement
                                             (Month/Day/Year)

                                             May 10, 2001                 U.S. Energy Systems, Inc. (Ticker Symbol  "USEY")
---------------------------------------- ----------------------- ----------------------------------------- -----------------------
(Last)          (First)         (Middle) 3.I.R.S. Identification 5.  Relationship of Reporting Person to   6.If Amendment, Date of
                                           Number of Reporting       Issuer (Check all applicable)           Original
                                           Person, if an Entity      ___ Director       _X_   10% Owner      (Month/Day/Year)
                                           (Voluntary)               ___ Officer (give) ___   Other (specify
1)       Cinergy Corp.                   1)   31-1385023                  title below)               below)
2)       Cinergy Solutions, Inc.         2)   31-1735353                    _________________________
3)       Cinergy Energy Solutions, Inc.  3)   31-1758230

(Same address for all)
----------------------------------------
               (Street)

139 E. Fourth Street
---------------------------------------- ----------------------------------------------------------------------------
(City)         (State)            (Zip)
                                                    TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
Cincinnati,      OH               45202
---------------------------------------------------------------- -------------------------- -------------------------
1.  Title of Security                                            2.  Amount of Securities   3. Ownership
     (Instr. 4)                                                       Beneficially Owned       Form: Direct (D)
                                                                      (Instr. 4)               or Indirect (I)
                                                                                               (Instr. 5)
---------------------------------------------------------------- -------------------------- -------------------------
Common Stock                                                     583,333                    D
---------------------------------------------------------------- -------------------------- -------------------------
                                                                 The same shares as above   I
---------------------------------------------------------------- -------------------------- -------------------------

---------------------------------------------------------------- -------------------------- -------------------------

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

                                                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                                 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

---------------------------------------- -------------------------------
   1. Name and Address of Reporting
                Person*




----------------------------------------  ------------------------------
(Last)          (First)         (Middle)  7. Individual or
                                             Joint/Group Filing
                                             (Check applicable line)

1)       Cinergy Corp.                        ___ Form filed by One
2)       Cinergy Solutions, Inc.              _X_    Reporting Person
3)       Cinergy Energy Solutions, Inc.       Form Filed by More than One
                                              Reporting Person
(Same address for all)
----------------------------------------
               (Street)

139 E. Fourth Street
---------------------------------------- --------------------------------------------------------
(City)         (State)            (Zip)
                                          TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
Cincinnati,      OH               45202
---------------------------------------------- --------------------------------------------------
1.  Title of Security                         4.  Nature of Indirect Beneficial Ownership
     (Instr. 4)                                   (Instr. 5)


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Common Stock                                   Cinergy Solutions, Inc.
---------------------------------------------- --------------------------------------------------
                                               Cinergy Corp.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).


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
FORM 3 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                      CONVERTIBLE SECURITIES)

------------------------------------ --------------------------- --------------------------------------- ----------------
1.  Title of Derivative Security     2.  Date Exercisable and    3.  Title and Amount of Securities      4.  Conversion
     (Instr. 4)                           Expiration Date            Underlying Derivative Security          or Exercise
                                          (Month, Day, Year)         (Instr. 4)                              Price of
                                                                                                             Derivative
                                                                                                             Security


                                     -------------- ------------ -------------------------- ------------ ----------------
                                     Date           Expiration             Title            Amount or
                                     Exercisable    Date                                    Number of
                                                                                            Shares
------------------------------------ -------------- ------------ -------------------------- ------------ ----------------
4,574 Shares of Class B Common       May 10, 2001   May 8, 2003  Common Stock of U.S.       1,967,000    $11,500,000
Stock of Zahren Alternative                                      Energy Systems, Inc.
Power Corporation



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Explanation of Responses:


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

FORM 3 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                      CONVERTIBLE SECURITIES)

------------------------------------  ----------------- -----------------------
1.  Title of Derivative Security      5. Ownership      6.  Nature of Indirect
     (Instr. 4)                          Form of            Beneficial
                                         Derivative         Ownership
                                         Security:          (Instr. 5)
                                         Direct (D)
                                         or Indirect (I)
                                        (Instr. 5)
                                      ----------------- -----------------------



------------------------------------  ----------------- -----------------------
4,574 Shares of Class B Common        D                 Cinergy Energy
Stock of Zahren Alternative                             Solutions, Inc.
Power Corporation
                                      I                 Cinergy Solutions,
                                                        Inc.
                                      I                 Cinergy Corp
------------------------------------  ----------------- -----------------------

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Explanation of Responses:


                                           /s/ M. Stephen Harkness                         May 14, 2001
                                ----------------------------------------------------    -----------------
                                          **Signature of Reporting Person                     Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
           See Instruction 6 for procedure.

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